News Release

SINCLAIR REPORTS FOURTH QUARTER 2020 FINANCIAL RESULTS

BALTIMORE (February 24, 2021) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the "Company" or "Sinclair," today reported financial results for the three and twelve months ended December 31, 2020.

Fourth Quarter Highlights:
•Total revenue decreased 7% to $1,512 million as compared to the fourth quarter of 2019.
•Operating income of $625 million including $16 million of non-recurring costs for transaction, COVID, legal, litigation, and regulatory costs ("Adjustments").
•Excluding the Adjustments, operating income of $641 million increased $319 million compared to the fourth quarter of 2019, which contained Adjustments of $45 million
•Net income attributable to the Company was $467 million versus net income of $44 million in the prior year period.
•Adjusted EBITDA, which excludes the Adjustments, of $617 million, increased 37% versus the fourth quarter of 2019.

CEO Comment:
“Certainly 2020 will be a year not soon forgotten,” said Chris Ripley, Sinclair’s President & Chief Executive Officer. “The year was remarkable for its hardships, such as the pandemic that had a significant impact on people’s lives, the economy, and professional sports, and also its bright spots, such as the record political ad spending which helped offset weakness in core advertising caused by the pandemic. In addition, the year was meaningful from a company perspective, as the initiatives we undertook during the year, including our enterprise-wide agreement with Bally’s around legalized sports betting, and the progress made in launching NEXTGEN TV in our broadcast markets, laid the groundwork for Sinclair’s growth in the years to come.” Ripley continued, “While subscriber churn continues to be elevated, it was encouraging to see improvement in the core ad environment in the fourth quarter.

Ripley concluded, “2021 is shaping up to be another important year for Sinclair with the upcoming launch of a new, enhanced streaming app for our regional sports networks (RSNs), ushering in a new paradigm for how viewers can watch and interact with major local sporting events. The planned gamification of the viewing experience will make for a much more engaging and exciting way for fans to cheer on their local sports teams. Our RSNs will soon be rebranded with the Bally Sports name, and we will work with Bally’s on exciting new programming and other initiatives to help drive growth. Along with other actions planned for the year, including the broader deployment of NEXTGEN TV and the recent launch of our national news initiative, The National Desk, we are optimistic about the future of Sinclair.”

Recent Company Developments:
Transactions:
•In November, the Company and Bally’s Corporation (NYSE: BALY) entered into long-term, strategic agreements that combine Bally’s vertically integrated, proprietary sports betting technology and expansive market access footprint with Sinclair’s premier enterprise-wide portfolio of local broadcast stations, RSNs, Tennis Channel, Stadium, and STIRR. In conjunction with the agreement, Sinclair received warrants and options for equity in Bally’s and Sinclair’s Local Sports segment received annual naming rights fees and committed advertising spend from Bally’s. 19 of the Company’s RSN brands will be renamed Bally Sports. The deal allows other gaming integration and advertising deals with other gaming entities throughout Sinclair’s portfolio.
•In February 2021, the Company acquired the remaining 73% interest it did not already own in ZypMedia, a leading demand-side platform (DSP) specializing in executing local media campaigns for media companies and agencies in the U.S.

Content and Distribution:
•In December 2020, the Company and FOX Broadcasting Company entered into a multi-year agreement that renewed FOX network affiliations for stations in 25 markets that reach approximately 11% of U.S. television households.
•In January 2021, the Company and ViacomCBS entered into a multi-year agreement across 13 CBS network affiliations reaching about 5% of the U.S. television households.
•In January 2021, the Company entered into a multi-year agreement with Verizon Communications, Inc. for the continued carriage on Verizon’s FiOS platform of the Company’s broadcast television stations and Tennis Channel.
•In January 2021, the Company launched its headline news service “The National Desk” across its CW, MY Network and several FOX affiliates, as well as on all station websites and STIRR. The service highlights the latest and most pressing local news of the day across the country in real time for viewers.
•In 2020, Sinclair's newsrooms won a total of 356 journalism awards, including a National RTDNA Edward R. Murrow award, 28 Regional RTDNA Edward R. Murrow awards and 87 regional Emmy awards.
•In February 2021, the Milwaukee Brewers and the Company entered into a multi-year media rights agreement, beginning with the 2021 Major League Baseball season, for Bally Sports Wisconsin (formerly known as Fox Sports Wisconsin) to continue as the television home of the Brewers.

Community:
•In December 2020, the Company produced the ‘Rock the Red Kettle’ special in partnership with Sony Music Nashville and The Salvation Army.
•In February 2021, the Company began taking applications for its 2021 Diversity Scholarship, which has awarded $160,000 in scholarships over the last 5 years.

NEXTGEN TV (Formerly Known as ATSC 3.0):
•As of the end of January 2021, the Company, in coordination with other broadcasters, has deployed NEXTGEN TV, powered by ATSC 3.0, in twelve markets.
•In December 2020, the Company’s wholly-owned subsidiary, ONE Media 3.0, launched NEXTGEN radio services, branded as “STIRR XT” for delivery in Seattle using the NEXTGEN TV standard.

Three Months Ended December 31, 2020 Consolidated Financial Results:
•Total revenues decreased 7% to $1,512 million versus $1,622 million in the prior year period. Media revenues decreased 6% to $1,490 million versus $1,581 million in the fourth quarter of 2019.

•Political revenues were $205 million in the fourth quarter versus $23 million in the fourth quarter of 2019 due to 2020 being a presidential election year. Distribution revenues were $917 million versus $1,104 million in the fourth quarter of 2019.

•Operating income was $625 million, including $16 million of Adjustments, versus operating income of $277 million in the prior year period, which included $45 million of Adjustments. Operating income when excluding the Adjustments, increased 99% to $641 million from operating income of $322 million for the same prior-year period.

•Net income attributable to the Company was $467 million versus net income of $44 million in the prior year period. Excluding the Adjustments, the Company had net income of $481 million. Adjusted EBITDA, which excludes Adjustments, increased 37% to $617 million from $450 million in the fourth quarter of 2019.

•Diluted earnings per common share was $6.27 as compared to diluted earnings per common share of $0.47 in the prior year period. The impact of Adjustments in fourth quarter of 2020, on a diluted per-share basis, was $(0.18) and the impact of Adjustments in fourth quarter of 2019 was $(0.47).

Twelve Months Ended December 31, 2020 Consolidated Financial Results:
•Total revenues increased 40% to $5,943 million versus $4,240 million in the prior year period. Media revenues increased 44% to $5,843 million versus $4,046 million in 2019.

•Political revenues were $374 million in 2020 versus $34 million in 2019 due to 2020 being a presidential election year. Distribution revenues were $4,085 million versus $2,500 million in 2019.

•An operating loss of $2,772 million included Adjustments and other non-cash items, of $4,322 million, including a $4,264 million non-cash impairment taken on the Local Sports segment relating to goodwill and definite-lived intangible assets and $58 million of other Adjustments. Operating income of $470 million in the prior year period included $289 million of Adjustments. Operating income when excluding the Adjustments, increased 104% to $1,550 million from $759 million for the same prior-year period.

•Net loss attributable to the Company was $2,414 million versus net income of $47 million in the prior year period. Excluding Adjustments, the Company had net income of $626 million. Adjusted EBITDA, which excludes Adjustments, increased 59% to $1,888 million from $1,184 million for the twelve-month period ending December 31, 2020.

•Diluted loss per common share was $(30.20) as compared to diluted earnings per common share of $0.51 in the prior year period. The impact of Adjustments in 2020, on a diluted per-share basis, was $(38.04) and the impact of Adjustments in 2019 was $(2.47).

Consolidated and Segment Highlights
The highlights below include the acquisition of RSNs and Fox College Sports (August 23, 2019), the 20% ownership investment in the YES Network (August 29, 2019), an increased investment in Stadium which is consolidated effective December 2, 2019, the launch of the Marquee RSN (February 22, 2020), the divestiture of the non-license assets in Harlingen, TX (January 27, 2020), and the divestiture of WDKY in Lexington, KY (September 17, 2020).

Segment financial information is included in the following tables for the periods presented. The Broadcast segment, previously referred to as the Local News and Marketing Services segment, consists primarily of broadcast television stations, which the Company owns, operates or to which the Company provides services. The Local Sports segment, previously referred to as the Sports segment, consists primarily of the RSNs, Marquee, and a 20% equity interest in the YES Network. The Other segment includes corporate, original networks and content, including Tennis Channel, non-broadcast digital and internet solutions, technical services, and other non-media investments.

For the three months ended December 31, 2020 ($ in millions)	Broadcast		Local Sports		Corporate and Other and Elimination		Consolidated
Revenue Highlights:
Distribution revenue	$355		$513		$49		$917
Advertising revenue	503		14		37		554
Other media revenue	38	(a)	4		(23)	(a)	19
Media revenues	$896		$531		$63		$1,490
Non-media revenue	—		—		22		22
Total revenues	$896		$531		$85		$1,512

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	474		163	(a)	34	(a)	671
Sports rights amortization included in media production expenses	—		50		—		50
Non-media expenses	—		—		22		22
Corporate general and administrative expenses	24		3		10		37

Other Highlights:
Sports rights payments	—		221		—		221
Program contract payments	21		—		5		26
Capital expenditures(b)	8		7		5		20
Interest expense (net) (c)	1		102		42		145
Adjusted EBITDA (d)							617

(a)For the quarter ended December 31, 2020 Broadcast includes $25 million of revenue for services provided by the Broadcast segment to the Local Sports and Other segments; the Local Sports segment includes $25 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Local Sports segment, and the Other segment includes less than $1 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Other segment. Such amounts are eliminated in consolidation.
(b)Capital expenditures exclude $7 million of repack capital expenditures expected to be reimbursed in the future from the TV Broadcaster Relocation Fund administered by the FCC.
(c)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(d)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, plus impairment loss and non-recurring transaction, COVID, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and program contract payments. Refer to the reconciliation at the end of this press release and the Company's website.

For the three months ended December 31, 2019 ($ in millions)	Broadcast		Local Sports		Corporate and Other and Elimination		Consolidated
Revenue Highlights:
Distribution revenue	$347		$724		$33		$1,104
Advertising revenue	364		60		32		456
Other media revenue	40	(a)	4		(23)	(a)	21
Media revenues	$751		$788		$42		$1,581
Non-media revenue	—		—		41		41
Total revenues	$751		$788		$83		$1,622

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	453		597	(a)	30	(a)	1,080
Sports rights amortization included in media production expenses	—		443		—		443
Non-media expenses	—		—		36		36
Corporate general and administrative expenses	62		2		6		70

Other Highlights:
Sports rights payments	—		460		—		460
Program contract payments	22		—		—		22
Capital expenditures(b)	26		7		1		34
Interest expense (net) (c)	1		111		53		165
Adjusted EBITDA (d)							450

(a)For the quarter ended December 31, 2019, Broadcast and Local Sports include $27 million of revenue and selling, general, and administrative expenses, respectively, for services provided by the Broadcast segment to the Local Sports segment. Such amounts are eliminated in consolidation.
(b)Capital expenditures exclude $26 million of repack capital expenditures expected to be reimbursed in the future from the TV Broadcaster Relocation Fund administered by the FCC.
(c)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(d)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, plus impairment loss and non-recurring transaction, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and programming payments. Refer to the reconciliation at the end of this press release and the Company's website.

Consolidated Balance Sheet and Cash Flow Highlights:

•Total Company debt as of December 31, 2020 was $12,551 million, which includes Diamond Sports Group LLC (DSG) debt of $8,129 million.

•Cash and cash equivalents for the Company as of December 31, 2020 was $1,259 million, which includes $783 million held at DSG.

•As of December 31, 2020, 49.3 million Class A common shares and 24.7 million Class B common shares were outstanding, for a total of 74.0 million common shares.

•In December 2020, the Company paid a $0.20 per share quarterly cash dividend to its shareholders.

•Routine capital expenditures in the fourth quarter of 2020 were $20 million, with another $7 million related to the spectrum repack.

•The Local Sports segment's fourth quarter media production expense included $50 million of sports rights amortization. Sports rights payments in the quarter were $221 million.

Notes:
Certain reclassifications have been made to prior years' financial information to conform to the presentation in the current year.

Outlook:
The Company is closely monitoring the impact of the COVID-19 pandemic on all aspects of its business, including how it has and will continue to impact its advertisers, distributors, and professional sports leagues. The Company is currently unable to predict the extent of the impact that the COVID-19 pandemic will have on its financial condition, results of operations and cash flows in future periods due to numerous uncertainties. For additional discussion of how the COVID-19 pandemic has impacted the Company’s business, please see the section titled The Impact of COVID-19 on our Results of Operations in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which will be updated in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

In addition, the Company is closely monitoring the impact of technological changes and the proliferation of over-the-top direct to consumer (OTT) platforms, along with the impact from COVID-19, all of which have accelerated cord cutting and subscriber churn. The Company is currently not seeing signs that would reflect subscriber churn to materially change.

The Company currently expects to achieve the following selected results for the three months ending March 31, 2021 and twelve months ending December 31, 2021. The outlook includes the divestiture of the non-license assets in Harlingen, TX (January 27, 2020), the divestiture of WDKY in Lexington, KY (September 17, 2020), the divestiture of WDKA and KBSI in Paducah, KY (February 1, 2021), and the acquisition of ZypMedia (February 5, 2021).

For the three months ending March 31, 2021 ($ in millions)	Broadcast		Local Sports		Corporate and Other and Elimination		Consolidated
Revenue Highlights:
Core advertising revenue							$347 to 362
Political revenue							4
Advertising revenue	$244 to 255		$68 to 72		$38		$351 to 366
Distribution revenue	355 to 359		674 to 678		50		1,079 to 1,087
Other media revenue	40	(a)	4		(26)	(a)	19
Media revenues	640 to 655		746 to 754		63		1,448 to 1,471
Non-media revenue	—		—		13		13
Total revenues	$640 to 655		$746 to 754		$76		$1,462 to 1,485

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$493 to 495		$707	(a)(b)	$38	(a)	$1,238 to 1,241
Sports rights amortization included in media production expenses	—		525	(b)	—		525
Non-media expenses	—		—		19		19
Corporate overhead			1				55
Stock-based compensation and non-recurring costs for transaction, legal, litigation and regulatory fees included in corporate and media expenses above			5				41
Depreciation, intangible & programming amortization			81				173

Other Highlights:
Sports rights payments	—		$630	(b)	—		$630
Program contract payments							26
Interest expense (net)(c)			101				143
Income tax benefit							Approximately 18% effective tax rate
Net cash tax refunds							Approximately $36 million
Payments to noncontrolling interest holders, including preferred dividend			38 to 39				39 to 40
Total capital expenditures, including repack			10				37 to 40
Repack capital expenditures							7
Adjusted EBITDA(d)			$(55) to (63)				$59 to 80

Note: Certain amounts may not summarize to totals due to rounding differences.
(a)The Broadcast segment includes $27 million of revenue for services provided by the Broadcast segment to the Local Sports and Other segments and the Local Sports segment includes $27 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Local Sports segment. Such amounts are eliminated in the Consolidated column.
(b)Includes approximately $31 million of lower payments to and rebates from teams for sports rights overpayments tied to minimum game guarantees carried over from fourth quarter 2020.
(c)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income
(d)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, plus impairment loss and non-recurring transaction, COVID, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and programming payments. Refer to the reconciliation at the end of this release and the Company's website.

For the twelve months ending December 31, 2021 ($ in millions)	Broadcast	Local Sports		Corporate and Other and Elimination		Consolidated
Revenue Highlights:
Media revenues		$3,054 to 3,326
Non-media revenue				$70		$70

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	1,942 to 1,944	3,100 to 3,105	(a)(b)	214 to 210	(a)	5,256 to 5,259
Sports rights amortization included in media production expenses	—	2,332	(b)	—		2,332
Non-media expenses	—	—		81		81
Corporate overhead		6				149
Stock-based compensation and non-recurring costs for transaction, legal, litigation and regulatory fees included in corporate and media expenses above		19				98
Depreciation, intangible & programming amortization		320				685

Other Highlights:
Sports rights payments	—	1,857	(b)	—		1,857
Program contract payments						103
Interest expense (net)(c)		406				572
Income tax benefit						Approximately 18% effective tax rate
Net cash tax refunds						Approximately $206 million
Payments to noncontrolling interest holders, including preferred dividend		91 to 121				96 to 126
Total capital expenditures, including repack		35				136 to 146
Repack capital expenditures						21
Adjusted EBITDA(d)		$441 to 709

Note: Certain amounts may not summarize to totals due to rounding differences.
(a)The Local Sports segment includes approximately $113 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Local Sports segment, and the Other segment includes $2 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Other segment. Such amounts are eliminated in the Consolidated column.
(b)Reflects approximately $155 million of lower payments to and rebates from teams of sports rights payments tied to minimum game guarantees.
(c)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(d)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, plus impairment loss and non-recurring transaction, COVID, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and programming payments. Refer to the reconciliation at the end of this release and the Company's website.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its fourth quarter 2020 results on Wednesday, February 24, 2021, at 9:00 a.m. ET. The call will be webcast live and can be accessed at www.sbgi.net under "Investors/ Webcasts." After the call, an audio replay will remain available at www.sbgi.net. The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (877) 407-8033.

About Sinclair:

Sinclair is a diversified media company and leading provider of local sports and news. The Company owns and/or operates 21 regional sports network brands; owns, operates and/or provides services to 186 television stations in 87 markets; is a leading local news provider in the country; owns multiple national networks; and has TV stations affiliated with all the major broadcast networks. Sinclair’s content is delivered via multiple platforms, including over-the-air, multi-channel video program distributors, and digital platforms. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Sinclair Broadcast Group, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
REVENUES:
Media revenues	$1,490	$1,581	$5,843	$4,046
Non-media revenues	22	41	100	194
Total revenues	1,512	1,622	5,943	4,240

OPERATING EXPENSES:
Media programming and production expenses	447	858	2,735	2,073
Media selling, general and administrative expenses	224	222	832	732
Amortization of program contract costs	23	23	86	90
Non-media expenses	22	36	91	156
Depreciation of property and equipment	27	28	102	97
Corporate general and administrative expenses	37	70	148	387
Amortization of definite-lived intangible and other assets	123	143	572	327
Impairment of goodwill and definite-lived intangible assets	—	—	4,264	—
Gain on asset dispositions and other, net of impairment	(16)	(35)	(115)	(92)
Total operating expenses	887	1,345	8,715	3,770
Operating income (loss)	625	277	(2,772)	470

OTHER INCOME (EXPENSE):
Interest expense including amortization of debt discount and deferred financing costs	(154)	(185)	(656)	(422)
Loss from extinguishment of debt	(15)	(8)	(10)	(10)
(Loss) income from equity method investments	(13)	3	(36)	(35)
Other income, net	156	(8)	325	6
Total other expense, net	(26)	(198)	(377)	(461)
Income (loss) before income taxes	599	79	(3,149)	9
INCOME TAX (PROVISION) BENEFIT	(85)	9	720	96
NET INCOME (LOSS)	514	88	(2,429)	105
Net income attributable to the redeemable noncontrolling interests	(5)	(36)	(56)	(48)
Net (income) loss attributable to the noncontrolling interests	(42)	(8)	71	(10)
NET INCOME (LOSS) ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$467	$44	$(2,414)	$47
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings per share	$6.32	$0.47	$(30.20)	$0.52
Diluted earnings per share	$6.27	$0.47	$(30.20)	$0.51
Basic weighted average common shares outstanding (in thousands)	73,974	91,911	79,924	92,015
Diluted weighted average common and common equivalent shares outstanding (in thousands)	74,529	92,928	79,924	93,185

The Company considers Adjusted EBITDA to be an indicator of the operating performance of its assets. The Company also believes that Adjusted EBITDA is frequently used by industry analysts, investors and lenders as a measure of valuation.

Non-GAAP measures are not formulated in accordance with GAAP, are not meant to replace GAAP financial measures and may differ from other companies’ uses or formulations. The Company does not provide reconciliations on a forward-looking basis. Further discussions and reconciliations of the Company's non-GAAP financial measures to comparable GAAP financial measures can be found on its website www.SBGI.net.

Sinclair Broadcast Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measurements - Unaudited
All periods reclassified to conform with current year GAAP presentation
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Adjusted EBITDA
Net income (loss) attributable to Sinclair Broadcast Group	$467	$44	$(2,414)	$47
Add: Income (loss) from the redeemable noncontrolling interests	5	36	56	48
Add: Income (loss) from the noncontrolling interests	42	8	(71)	10
Add: Provision (benefit) for income taxes	85	(9)	(720)	(96)
Add: Other (income) expense	5	8	(164)	15
Add: Loss (income) from equity method investments	13	(3)	36	35
Add: Loss (income) from other investments and impairments	(159)	5	(156)	5
Add: Loss (gain) from extinguishment of debt/insurance proceeds	14	8	8	10
Add: Interest expense	154	185	656	422
Less: Interest income	(1)	(4)	(3)	(26)
Less: Gain (loss) on asset dispositions and other, net of impairment	(16)	(35)	(115)	(92)
Add: Amortization of intangible assets & other assets	123	143	572	327
Add: Impairment of goodwill and definite-lived intangible assets	—	—	4,264	—
Add: Depreciation of property & equipment	27	28	102	97
Add: Stock-based compensation	16	8	56	38
Add: Amortization of program contract costs	23	22	86	90
Less: Cash film payments	(26)	(22)	(96)	(94)
Add: Amortization of sports programming rights	50	443	1,078	637
Less: Cash sports programming rights payments	(221)	(460)	(1,345)	(578)
Adjustment for transaction, COVID, legal and other non-recurring expense	16	45	58	289
Adjusted EBITDA	$617	$450	$1,888	$1,184

Forward-Looking Statements:
The matters discussed in this news release, particularly those in the section labeled "Outlook," include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words "outlook," "intends to," "believes," "anticipates," "expects," "achieves," "estimates," and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to; the potential impacts of the COVID-19 pandemic on our business operations, financial results and financial position and on the world economy, including the significant disruption to the operations of the professional sports leagues, need to provide rebates to our distributors related to canceled professional sporting events, and loss of advertising revenue due to postponement or cancellation of professional sporting events, and reduced consumer spending as a result of shelter in place and stay at home orders; our ability to generate cash to service our substantial indebtedness; successful execution of outsourcing agreements; the successful execution of retransmission consent agreements; the successful execution of network and MVPD affiliation agreements; the successful execution of media rights agreements with professional sports teams; the impact of OTT and other emerging technologies and their potential impact on cord-cutting; the impact of distributors offering "skinny" programming bundles that may not include all programming of our networks; pricing and demand fluctuations in local and national advertising; volatility in programming costs; the market acceptance of new programming; our ability to identify and consummate acquisitions and investments, to manage increased leverage resulting from acquisitions and investments, and to achieve anticipated returns on those investments once consummated; the impact of pending and future litigation claims against the Company; the impact of FCC and other regulatory proceedings against the Company, uncertainties associated with potential changes in the regulatory environment affecting our business and growth strategy; and any risk factors set forth in the Company's recent reports on Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

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Investor Contacts:
Steve Zenker, VP, Investor Relations
Billie-Jo McIntire, Director, Investor Relations
(410) 568-1500

Media Contact:
Michael Padovano, 5W, mpadovano@5wpr.com